NEWSRELEASE

NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Thursday, May 8, 2008

TechTeam Global Reports First Quarter 2008 Financial Results

SOUTHFIELD, MICHIGAN, May 8, 2008…TechTeam Global, Inc. (the “Company”) (Nasdaq: TEAM), a worldwide provider of information technology, enterprise support and business process outsourcing services, today reported net income of $1.7 million, or $0.16 per diluted share, for the three months ended March 31, 2008. For the three months ended March 31, 2007, the Company reported net income of $904,000, or $0.09 per diluted common share.

First quarter highlights include the following:

•	Total revenue of $66.0 million increased 42.8% over last year through a combination of growth via acquisitions and 20.6% organic growth (growth net of acquisitions).

•	Revenue from the Company’s commercial business of $43.9 million grew 26.1% over last year featuring 21.8% organic growth with the remainder from acquisitions.

•	Revenue from the Company’s government business of $22.0 million increased 94.0% over last year primarily due to acquisitions combined with 17.2% organic growth.

•	Three new service delivery locations became operational in Dresden, Germany; Sibiu, Romania; and Stockholm, Sweden.

“TechTeam achieved another quarter of solid growth, record revenue and improved year-over-year profitability in the first quarter of 2008, our strongest first quarter performance since 2005,” said Gary J. Cotshott, President and Chief Executive Officer. “In spite of a somewhat challenging economic environment, we continue to be cautiously optimistic about our prospects for the full year given our ability to help our customers optimize their IT costs. We’re executing against the opportunities to grow profitably and to establish TechTeam as a service provider of choice for Fortune 1000 companies and government organizations.”

Cotshott added, “TechTeam remains well positioned to deliver double digit organic revenue growth for 2008, while continuing to benefit from acquisitions made in 2007. In addition, we are making progress on our near-term strategic initiatives previously identified — expanding our service capability globally to better serve global accounts; expanding our alliance partnerships; raising our profile in the industry; and striving to achieve continued margin and SG&A improvements through a thorough organizational review, which we expect to complete in the second quarter. In addition to three new service delivery locations in Europe and an expanded relationship with CA, we will soon be announcing the launch of our service delivery presence in Asia. For the remainder of 2008, we will focus on sustaining the momentum of our profitable growth, driving efficiencies in our business that will deliver increased shareholder value and positioning ourselves to achieve the significant potential of TechTeam.”

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Total Company revenue increased 42.8% to $66.0 million for the first quarter of 2008, up from $46.2 million for the same period in 2007, through a combination of growth through acquisitions completed in 2007 and solid organic growth. Excluding revenue contributed by three acquisitions completed in 2007, total revenue increased 20.6% to $53.6 million for the first quarter of 2008. Organic revenue growth reached almost 22% in the Company’s commercial business, which was led by over 23% growth in IT Outsourcing Services from both new customers and net growth in existing accounts. Revenue in the commercial business for the first quarter of 2008 was favorably impacted by approximately $2.1 million from the weakening of the U.S. dollar over the first quarter of 2007 relative to the international currencies in which the Company conducts business. Organic revenue growth in the Company’s government business reached over 17% from the expansion of existing programs and new customer contracts.

Gross profit increased 41.6% to $16.4 million for the first quarter of 2008, up from $11.6 million for the same period in 2007. The Company’s gross margin (gross profit as a percentage of revenue) decreased slightly to 24.9% from 25.1% due to a slightly higher mix of government business carrying modestly lower year-to-year margins. Gross margin for the Company’s commercial business was unchanged year-over-year with improvements in IT Outsourcing Services offset by a higher acquired mix of slightly lower margin staffing services. Gross margin for the Company’s government business declined year-over-year to 25.2% from 26.1% due to an increased requirement for subcontracted resources on several engagements.

While increasing 26.1% on a dollar basis, selling, general, and administrative (“SG&A”) expense decreased to 20.3% of total revenue for the first quarter of 2008, from 22.9% of total revenue for the same period in 2007. Excluding the three acquisitions completed in 2007, SG&A expense was $10.7 million, or 20.0% of revenue, for the first quarter of 2008 and $10.1 million, or 22.7% of revenue, for the same period in 2007. The improvement in SG&A expense as a percentage of revenue occurred in spite of costs related to the Company’s CEO succession plan, which caused a sequential increase in expense from the fourth quarter of 2007. In addition, the Company expanded service delivery locations in Europe, incurred higher sales commissions and made other investments to support our growth. SG&A expense also increased due to the weakening of the U.S. dollar from the first quarter of 2007.

Operating income increased to $3.0 million, or 4.6% of revenue, for the first quarter of 2008, from $986,000, or 2.1% of revenue, for the same period in 2007. The improvement in operating income and operating margin was driven by accelerated revenue growth and the scaling of SG&A expense as a percentage of revenue over 2007.

Other components of TechTeam’s first quarter 2008 performance include the following:

•
In the Company’s commercial business, revenue in the Americas increased 11.1% to $18.2 million for the first quarter of 2008, and revenue from Europe increased 39.4% to $25.7 million. Excluding acquisitions, organic revenue in Europe increased 32.3% to $22.0 million. Although revenue from Europe in 2008 was favorably impacted by the weakening of the U.S. dollar by approximately $2.1 million relative to the first quarter of 2007, Europe continues to deliver very strong growth.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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•	The Company’s year-to-date effective tax rate reported each quarter generally reflects the Company’s estimate of its effective tax rate for the current fiscal year. The consolidated effective tax rate increased to 39.8% for the first quarter of 2008, from 27.7% for the same period last year, primarily due to an increase in estimated year-over-year foreign operating losses for which a tax benefit is not recorded and a new income tax in the State of Michigan that took effect January 1, 2008. Furthermore, the Company’s effective tax rate for the year ended December 31, 2007 was 34.7%. Excluding the new State of Michigan income tax expense of $144,000, the Company’s effective tax rate was 36.5% for the first quarter of 2008. Prior to 2008, the State of Michigan had a value-added tax called the Single Business Tax that was not considered an income tax and was, therefore, included in SG&A expense in the consolidated income statement. Single Business Tax included in SG&A expense totaled $120,000 in the first quarter of 2007.

•
For the first quarter of 2008, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) increased 116% to $5.0 million, or 7.7% of revenue, compared with EBITDA of $2.3 million, or 5.1% of revenue, for the same period in 2007.

The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. (See the table following the financial statements contained in this press release for a reconciliation of operating income to EBITDA.)

•	As of March 31, 2008, the Company had 10,770,671 common shares issued and outstanding.

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its first quarter 2008 financial results at 4:30 p.m. EDT, today, Thursday, May 8, 2008. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-700-0133 (outside the United States, call +1-617-213-8831). When prompted, enter the passcode: 57108634. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, May 8, 2008. This toll-free replay will be available through Thursday, May 22, 2008. To listen to the teleconference replay, call 1-888-286-8010 (outside the United States, call +1-617-801-6888). When prompted, enter the passcode: 10062448.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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About TechTeam Global, Inc.
TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the Nasdaq Global Market under the symbol “TEAM.”

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue and earnings performance going forward, management of overhead expenses, productivity and operating expenses. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the Company’s ability to recruit and retain highly-qualified executives, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the Company’s ability to implement changes to its organizational structure to improve its operational effectiveness, the costs and risks associated with executing an offshore strategy, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the U.S. Federal Government and automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

NEWSRELEASE

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Income Statements (unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		% Change
	2008	2007
Revenue
Commercial —
IT Outsourcing Services	$30,267	$24,056	25.8%
IT Consulting and Systems Integration	6,874	6,848	0.4%
Other Services	6,787	3,932	72.6%
Total Commercial	43,928	34,836	26.1%
Government Technology Services	22,036	11,358	94.0%
Total Revenue	65,964	46,194	42.8%

Cost of Revenue
Commercial —
IT Outsourcing Services	22,364	17,992	24.3%
IT Consulting and Systems Integration	5,488	5,337	2.8%
Other Services	5,234	2,898	80.6%
Total Commercial	33,086	26,227	26.2%
Government Technology Services	16,481	8,391	96.4%
Total Cost of Revenue	49,567	34,618	43.2%

Gross Profit	16,397	11,576	41.6%
Selling, general and administrative expense	13,358	10,590	26.1%

Operating Income	3,039	986	208%
Net interest income (expense)	(444)	237
Foreign currency transaction gain	212	27

Income before Income Taxes	2,807	1,250
Income tax provision	1,116	346

Net Income	$1,691	$904

Diluted Earnings per Common Share	$0.16	$0.09
Diluted weighted average common shares and common share equivalents	10,495	10,424

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Current Assets
Cash and cash equivalents	$14,562	$19,431
Accounts receivable, net	72,051	69,627
Prepaid expenses and other current assets	4,604	5,290
Total current assets	91,217	94,348

Property, Equipment and Software, Net	10,773	10,562
Goodwill and Other Intangible Assets, Net	75,845	76,686
Other Assets	638	573

Total Assets	$178,473	$182,169

Current Liabilities
Current portion of long-term debt	$5,936	$5,850
Accounts payable	15,685	20,952
Accrued payroll and related taxes	13,340	14,237
Accrued expenses and other current liabilities	10,007	10,136
Total current liabilities	44,968	51,175

Long-Term Liabilities
Long-term debt, less current portion	30,541	31,167
Deferred income taxes	1,582	1,738
Other long-term liabilities	1,258	1,058
Total long-term liabilities	33,381	33,963

Shareholders’ Equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	76,025	75,364
Retained earnings	20,082	18,391
Accumulated other comprehensive income	3,909	3,169
Total shareholders’ equity	100,124	97,031

Total Liabilities and Shareholders’ Equity	$178,473	$182,169

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$1,691	$904
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,798	1,329
Other adjustments, primarily changes in working capital	(6,415)	254
Net cash provided by (used in) operating activities	(2,926)	2,487

Investing Activities
Purchase of property, equipment and software	(755)	(917)
Cash paid for acquisitions, net of cash acquired	(670)	(4,543)
Net cash used in investing activities	(1,425)	(5,460)

Financing Activities
Proceeds from issuance of common stock	3	239
Tax benefit from stock options	(16)	60
Payments on long-term debt	(558)	(1,954)
Net cash used in financing activities	(571)	(1,655)

Effect of exchange rate changes on cash and cash equivalents	53	18

Decrease in cash and cash equivalents	(4,869)	(4,610)
Cash and cash equivalents at beginning of period	19,431	30,082
Cash and cash equivalents at end of period	$14,562	$25,472

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Reconciliation of Operating Income to

Earnings before Interest, Taxes, Depreciation and Amortization

(In thousands)

	Three Months Ended March 31,
	2008	2007

Operating income	$3,039	$986
Depreciation and amortization	1,798	1,329
Foreign currency transaction gain	212	27

Earnings Before Interest, Taxes, Depreciation and Amortization	$5,049	$2,342

###

Contacts:

TechTeam Global, Inc.
Marc J. Lichtman
Vice President, Chief Financial Officer and Treasurer
(248) 357-2866
marc.lichtman@techteam.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com